UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
May 14, 2007
(Date of Report/Date of earliest event reported)

SENSIENT TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

WISCONSIN (State or other jurisdiction of incorporation)	1-7626 (Commission File Number)	39-0561070 (IRS Employer Identification No.)
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5304
(Address and zip code of principal executive offices)
(414) 271-6755
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events.
     Sensient Technologies Corporation issued a press release on May 14, 2007 announcing that three of its executive officers (Messrs. Manning, Hobbs and Carney) have entered into new preprogrammed stock sale plans for periodic sales of their Sensient stock over the next one to four years, starting in July, 2007. The new stock sale plans have been approved by the Sensient board of directors. The new plans involve a greater number of options and other shares and extend over a longer period of time than earlier plans. The plans, which comply with the SEC Rule 10b5-1 safe harbor regarding insider trading, are motivated primarily by the executives’ desire to diversify their personal investments as they near eventual retirement.
     Sales will occur during quarterly “window periods,” except for shares from options nearing expiration. For Mr. Manning, the “window periods” limitation will not apply to prompt sales of shares received in any future stock grant or sales during the last year of his plan, beginning in July, 2010. Anticipated sales each quarter by Mr. Manning, Mr. Hobbs and Mr. Carney are about 82,000 shares, about 19,250 shares and about 36,000 shares, respectively, plus any “roll-overs” from prior periods that were not sold because of minimum price floors.
Item 9.01. Exhibits

Exhibit 99.1	Sensient Technologies Corporation Press Release Dated May 14, 2007 Regarding Preprogrammed Stock Sale Plans by Certain Executives.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSIENT TECHNOLOGIES CORPORATION (Registrant)
By:	/s/ John L. Hammond
	Name:	John L. Hammond
	Title:	Vice President, Secretary and General Counsel

Date: May 14, 2007

EXHIBIT INDEX

Exhibit 99.1:	The following exhibit is furnished with this Report on Form 8-K: Sensient Technologies Corporation Press Release Dated May 14, 2007 Regarding Preprogrammed Stock Sale Plans by Certain Executives.

4